EXHIBIT 10.20
SERVICE CREDIT ARRANGEMENT
FOR
STEPHEN F. ANGEL
The Compensation and Management Development Committee of Praxair, Inc.’s Board of Directors has approved an updated arrangement under which your years of service with your prior employer may be credited to you for various purposes under the terms set forth in this letter.
Any service credited will be used for purposes of calculating your pension under the Praxair non-qualified retirement program (the Supplemental Retirement Income Plan, as may be amended from time to time). In addition, these service credits, when earned, will be used to determine your retirement eligibility under Praxair’s plans and any retirement eligibility so determined will be fully effective with respect to any other benefit, compensation or award that is dependent, or calculated, in whole or in part on retirement eligibility. Please note that, under the non-qualified pension plan, any pension benefit paid will be offset by benefits you receive under your prior employer’s plans.
The details of the service crediting follow.
•	The additional 21.64 years of service you accumulated with General Electric will be credited according to the following schedule:

January 1, 2011	10 years’ additional service credit
January 1, 2016	11.64 years’ additional service credit
•	Except as outlined below, you must be an active employee of Praxair, Inc. on each date to receive the applicable service credit. No part of these additional service credits shall accrue in any way before these dates; however, these service credits may be accelerated under certain circumstances as described below.
•	For purposes of this arrangement, the definition of “for cause termination” is as defined in your Executive Severance Compensation Agreement[1], dated December 9, 2003. Involuntary termination “other than for cause” will include any termination by action of Praxair that does not meet the definition of “for cause termination.”
•	In the case of your involuntary termination by the Board “for cause”, you will
o	not be granted any additional service for any purpose and will forfeit any additional service previously credited under this arrangement. You should also note that, under the non-qualified pension plan, termination for cause may be grounds for forfeiture of your entire non-qualified pension.

•	In the case of your involuntary termination by the Board “other than for cause”
o	on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the effective date of termination; or

o	during the period January 1, 2011 through December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of termination.
•	In the case of your death or a “Change in Control” (as defined in the Executive Severance Compensation Agreement)
o	on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the date of the event; or

o	during the period January 1, 2011 though December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the date of the event.
•	In the case of your Disability,
o	service credit will continue to accrue according to the terms of the non-qualified pension plan, plus the additional years of service credit on the dates specified in this arrangement.
On behalf of the COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE OF PRAXAIR, INC.

/s/ Ronald L. Kuehn, Jr.
Ronald L. Kuehn, Jr.
Chairman
May 23, 2007

1 “Termination for Cause” shall mean termination of your employment upon your willfully engaging in conduct demonstrably and materially injurious to the Company, monetarily or otherwise, provided that there shall have been delivered to you a copy of a resolution duly adopted by the unanimous affirmative vote of the entire membership of the Board of the Company at a meeting of the Board of the Company called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of the Company), finding that in the good faith opinion of the Board of the Company you were guilty of the conduct set forth and specifying the particulars thereof in detail.
For purposes of this Paragraph, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of the Company.